Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated March 7, 2014; Rule 433

Structured Investments	$ Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF due March 24, 2016

General

•	The notes are designed for investors who seek a capped, unleveraged return equal to any appreciation (with a Maximum Upside Return of 10.00%), or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Knock-Out Buffer Amount of at least 14.60%*), of the SPDR® Barclays International Treasury Bond ETF at maturity, and who anticipate that the closing price of one share of the Fund will not be less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period. Investors should be willing to forgo interest and dividend payments, and, if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 24, 2016†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 20, 2014 and are expected to settle on or about March 25, 2014.

Key Terms

Fund:	The SPDR® Barclays International Treasury Bond ETF (Bloomberg ticker: BWX)
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	At least 14.60%* * The actual Knock-Out Buffer Amount will be provided in the pricing supplement and will not be less than 14.60%.
Payment at Maturity:

If the Final Share Price is greater than the Initial Share Price, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Fund Return, subject to the Maximum Upside Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return), subject to the Maximum Upside Return

If the Final Share Price is equal to the Initial Share Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Fund Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Fund Return)

Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of at least 14.60%* on any day during the Monitoring Period, your maximum payment at maturity if the Fund Return is negative, which we refer to as the maximum downside payment, will not be less than $1,146** per $1,000 principal amount note.

**The actual maximum downside payment will depend on the Knock-Out Buffer Amount provided in the pricing supplement and will not be less than $1,146 per $1,000 principal amount note.

If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If a Knock-Out Event has occurred and the Final Share Price is less than the Initial Share Price, you will lose some or all of your principal amount at maturity.

Maximum Upside Return: Monitoring Period:

10.00%. The maximum payment at maturity if the Fund Return is positive is $1,100.00 per $1,000 principal amount note.

The period from but excluding the pricing date to and including the Observation Date

Fund Return:	(Final Share Price – Initial Share Price) Initial Share Price
Absolute Fund Return:	The absolute value of the Fund Return. For example, if the Fund Return is -5%, the Absolute Fund Return will equal 5%.
Initial Share Price:	The closing price of one share of the Fund on the pricing date, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Original Issue Date (Settlement Date):	On or about March 25, 2014
Observation Date† :	March 21, 2016
Maturity Date†:	March 24, 2016
CUSIP:	48127DBA5
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Capped Dual Directional Knock-Out Buffered Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$—	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any selling commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page. PS-77 of the accompanying product supplement no. 4-I

If the notes priced today, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $939.30 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $929.30 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 7, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

Selected Purchase Considerations

•	CAPPED, UNLEVERAGED APPRECIATION POTENTIAL IF THE FUND RETURN IS POSITIVE — The notes provide the opportunity to earn an unleveraged return equal to any appreciation in the Fund, up to the Maximum Upside Return of 10.00%, and accordingly, the maximum payment at maturity if the Fund Return is positive is $1,100.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL FOR A CAPPED RETURN OF UP TO AT LEAST 14.60%** ON THE NOTES EVEN IF THE FUND RETURN IS NEGATIVE — If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Fund Return. Because the Absolute Fund Return is based on the absolute value of the change from the Initial Share Price to the Final Share Price, under these circumstances, you will earn a positive return on the notes even if the Final Share Price is less than the Initial Share Price. For example, if the Fund Return is -5%, the Absolute Fund Return will equal 5%. Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of at least 14.60%** on any day during the Monitoring Period, your maximum downside payment will be not less than $1,146** per $1,000 principal amount note.

** The actual Knock-Out Buffer Amount and maximum downside payment will be provided in the pricing supplement and will not be less than 14.60% per annum and $1,146 per $1,000 principal amount note, respectively.

•	RETURN LINKED TO THE SPDR® BARCLAYS INTERNATIONAL TREASURY BOND ETF — The SPDR® Barclays International Treasury Bond ETF is an exchange-traded fund of SPDR® Series Trust, a registered investment company, which seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of an index that tracks the fixed-rate local currency sovereign debt of investment grade countries outside the United States (currently the Barclays Global Treasury Ex-US Capped Index, which we refer to as the Underlying Index with respect to the SPDR® Barclays International Treasury Bond ETF). The Barclays Global Treasury Ex-US Capped Index is designed to track the fixed-rate local currency government debt of investment grade countries outside the United States, including both developed and emerging markets. For additional information about the Fund, see the information set forth under “Annex A — The SPDR® Barclays International Treasury Bond ETF” below.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the

JPMorgan Structured Investments —	TS-2
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Fund and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Fund Return is positive or negative. If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, a Knock-Out Event will have occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less that the Initial Share Price. Accordingly, you could lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE KNOCK-OUT BUFFER AMOUNT —If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Upside Return of 10.00%, regardless of the appreciation in the Index, which may be significant. In addition, if the Final Share Price is less than the Initial Share Price, and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus a return equal to the Absolute Fund Return, up to the Knock-Out Buffer Amount of at least 14.60%**. Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, your maximum downside payment will not be less than $1,146** per $1,000 principal amount note.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.
•	THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the closing price of one share of the Fund on any day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount, you will at maturity be fully exposed to any depreciation in the Fund. We refer to this feature as a contingent buffer. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the Fund subsequently increases such that the closing price of one share of the Fund is less than the Initial Share Price by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Share Price. If these
JPMorgan Structured Investments —	TS-3
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus a return equal to the Fund Return if the Final Share Price is less than the Initial Share Price by up to the Knock-Out Buffer Amount or a return equal to the Fund Return (which will be negative) plus the Knock-Out Buffer Amount at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the price of the Fund, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
JPMorgan Structured Investments —	TS-4
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	the dividend rate on the Fund;
•	whether a Knock-Out Event has occurred or is expected to occur;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities held by the Fund or included in the Underlying Index would have.
•	RISK OF A KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICE OF THE FUND IS VOLATILE — The likelihood of the closing price of one share of the Fund declining from the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing price of the Fund — the frequency and magnitude of changes in the closing price of the Fund.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED AND CREDIT-RELATED RISKS — Investing in the notes differs significantly from investing directly in bonds to be held to maturity, as the value of the Fund changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Fund, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the bonds underlying the Fund and the price of the Fund to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.
•	THE VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE CHANGES IN THE GOVERNMENTS AND ECONOMIES OF THE GOVERNMENTS THAT ISSUED THE FIXED-INCOME SECURITIES HELD BY THE FUND AND THE ECONOMIES OF THOSE GOVERNMENTS — The market price of the Fund is affected by the market price of the fixed-income securities held by the Fund. Accordingly, the value of the notes may be affected by unpredictable changes, or expectations of changes, in the local markets for the securities held by the Fund. Changes in the governments issuing the securities held by the Fund that may influence the value of the notes include:
JPMorgan Structured Investments —	TS-5
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

•	economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;
•	the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;
•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;
•	public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and
•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of securities held by the Fund may offset or enhance the effect of another factor.

•	THE VALUE OF THE NOTES MAY BE AFFECTED BY CHANGES IN THE PERCEIVED CREDITWORTHINESS OF THE GOVERNMENTS THAT ISSUE THE FIXED-INCOME SECURITIES HELD BY THE FUND — The price of each fixed-income security held by the Fund is significantly influenced by the creditworthiness of the government that issues that security. U.S. rating agencies have recently downgraded the credit ratings and/or assigned negative outlooks to many governments worldwide, including the United States, Germany and Japan, and may continue to do so in the future. Any perceived decline in the creditworthiness of the governments that issue the securities held by the Fund, as a result of a credit rating downgrade or otherwise, may cause the yield on the relevant securities to increase and the prices of those securities to fall, perhaps significantly, and may cause increased volatility in local or global credit markets. Any such decline over the term of the notes could have a negative impact on the price of the Fund and the value of the notes.
•	THE VALUE OF THE NOTES MAY BE AFFECTED IN UNEXPECTED WAYS BY THE RECENT SOVEREIGN DEBT CRISIS IN EUROPE AND RELATED GLOBAL ECONOMIC CONDITIONS — The recent European debt crisis and related European financial restructuring efforts have contributed to instability in global markets. If global economic and market conditions, or economic conditions in Europe, the United States or other key markets, remain uncertain or deteriorate further, the Fund may be affected in unexpected ways. If a sovereign government were to default on its debt obligations, or if the market perceives that a default has become more likely, yields on the relevant securities held by the Fund may change rapidly and dramatically, and these changes may adversely affect the price of the Fund and the value of the notes.
•	NON-U.S. SECURITIES RISK — Substantially all of the fixed-income securities held by the Fund have been issued by non-U.S. governments. Investments in securities linked to the value of such non-U.S. securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. securities, including risks of volatility in those markets and governmental intervention in those markets. The prices of government bonds in non-U.S. markets may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of these countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These countries may be subjected to different and, in some cases, more adverse economic environments.
•	EMERGING MARKETS RISK — Some of the fixed-income securities held by the Fund have been issued by non-U.S. governments located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the fixed-income securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
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•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Knock-Out Buffer Amount will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Knock-Out Buffer Amount.
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Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Share Price of $60 and a Knock-Out Buffer Amount of 14.60% and reflects the Maximum Upside Return of 10.00%. The actual Knock-Out Buffer Amount will be provided in the pricing supplement and will not be less than 14.60%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Total Return
Final Share Price	Fund Return	Absolute Fund Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
$108.000	80.00%	80.00%	10.00%	10.00%
$99.000	65.00%	65.00%	10.00%	10.00%
$90.000	50.00%	50.00%	10.00%	10.00%
$84.000	40.00%	40.00%	10.00%	10.00%
$78.000	30.00%	30.00%	10.00%	10.00%
$72.000	20.00%	20.00%	10.00%	10.00%
$66.000	10.00%	10.00%	10.00%	10.00%
$63.000	5.00%	5.00%	5.00%	5.00%
$61.500	2.50%	2.50%	2.50%	2.50%
$60.600	1.00%	1.00%	1.00%	1.00%
$60.000	0.00%	0.00%	0.00%	0.00%
$59.400	-1.00%	1.00%	1.00%	-1.00%
$57.000	-5.00%	5.00%	5.00%	-5.00%
$54.000	-10.00%	10.00%	10.00%	-10.00%
$51.240	-14.60%	14.60%	14.60%	-14.60%
$51.234	-14.61%	14.61%	N/A	-14.61%
$48.000	-20.00%	20.00%	N/A	-20.00%
$45.000	-25.00%	25.00%	N/A	-25.00%
$42.000	-30.00%	30.00%	N/A	-30.00%
$36.000	-40.00%	40.00%	N/A	-40.00%
$30.000	-50.00%	50.00%	N/A	-50.00%
$24.000	-60.00%	60.00%	N/A	-60.00%
$18.000	-70.00%	70.00%	N/A	-70.00%
$12.000	-80.00%	80.00%	N/A	-80.00%
$6.000	-90.00%	90.00%	N/A	-90.00%
$0.000	-100.00%	100.00%	N/A	-100.00%

(1) The closing price of one share of the Fund is greater than or equal to 85.40% of the Initial Share Price on each day during the Monitoring Period.

(2) The closing price of one share of the Fund is less than 85.40% of the Initial Share Price on at least one day during the Monitoring Period.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $60 to a Final Share Price of $63.00. Because the Final Share Price of $63.00 is greater than the Initial Share Price of $60 and the Fund Return of 5% does not exceed the Maximum Upside Return of 10.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The closing price of one share of the Fund increases from the Initial Share Price of $60 to a Final Share Price of $84. Because the Final Share Price of $84 is greater than the Initial Share Price of $60 and the Fund Return of 40% exceeds the Maximum Upside Return of 10.00%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100

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Example 3: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $60 to a Final Share Price of $57. Although the Fund Return is negative, because a Knock-Out Event has not occurred and the Absolute Fund Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 4: A Knock-Out Event has occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $60 to a Final Share Price of $54. Because a Knock-Out Event has occurred and the Fund Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 5: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $60 to a Final Share Price of $51.24. Although the Fund Return is negative, because a Knock-Out Event has not occurred and the Absolute Fund Return is equal to the Knock-Out Buffer Amount of 14.60%, the investor receives a payment at maturity of $1,146 per $1,000 principal amount note, the maximum downside payment, calculated as follows:

$1,000 + ($1,000 × 14.60%) = $1,146

Example 6: A Knock-Out Event has not occurred prior to the Observation Date, and the closing price of one share of the Fund decreases from the Initial Share Price of $60 to a Final Share Price of $30. Because the Final Share Price is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 14.60%, a Knock-Out Event has occurred, and because the Fund Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graph sets forth the historical performance of the SPDR® Barclays International Treasury Bond ETF based on the weekly historical closing prices of one share of the Fund from January 2, 2009 through February 28, 2014. The closing price of one share of the Fund on March 6, 2014 was $59.23.

We obtained the closing prices of one share of the Fund below from Bloomberg Financial Markets, without independent verification. The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the pricing date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market

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Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the SPDR® Barclays International Treasury Bond ETF” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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Annex A

The SPDR® Barclays International Treasury Bond ETF

We have derived all information contained in this term sheet regarding the SPDR® Barclays International Treasury Bond ETF (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the SPDR® Series Trust (the “Series Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “BWX.”

The Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by the Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Series Trust or the Fund, please see the Fund’s prospectus. In addition, information about the Series Trust, SSgA FM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Series Trust website at https://www.spdrs.com/product/fund.seam?ticker=BWX. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Series Trust website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or any term sheet.

Investment Objective and Strategy

The Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of an index (currently the Barclays Global Treasury Ex-US Capped Index, which we refer to as the Underlying Index with respect to the Fund) that tracks the fixed-rate local currency sovereign debt of investment grade countries outside the United States. The Barclays Global Treasury Ex-US Capped Index is designed to track the fixed-rate local currency government debt of investment grade countries outside the United States, including both developed and emerging markets. For more information about the Barclays Global Treasury Ex-US Capped Index, see “Background on the Barclays Global Ex-US Capped Index” below. The Fund employs a sampling strategy, which means that the Fund is not required to purchase all of the securities represented in the Underlying Index. Instead, the Fund may purchase a subset of the securities in the Underlying Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Underlying Index. The Fund may invest in a subset of securities in the Underlying Index or may invest in substantially all of the securities represented in the Underlying Index in approximately the same proportion of the Underlying Index.

Under normal market conditions, the Fund generally invests substantially all, but at least 80%, of its total assets in securities composing the Underlying Index or in securities that SSgA FM determines have economic characteristics that are substantially identical to the economic characteristics of the securities that compose the Underlying Index. In addition, the Fund may invest in debt securities not included in the Underlying Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). The Fund may also enter into forward currency exchange contracts for hedging purposes. Futures contracts may be used by the Fund in seeking performance that corresponds to the Underlying Index and in managing cash flows.

Correlation

The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund’s return may not match or achieve a high degree of correlation with the return of the Underlying Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of March 4, 2014, the Fund’s three largest holdings are Japan-95 (20 Year Issue) 2.30% (06/20/2027), Kingdom of Denmark 4.50% (11/15/2039) and UK TSY 1% 2017 1.00% (09/07/2017). The following table summarizes the Fund’s holdings in individual companies as of that date.

Top Holdings in Individual Securities as of March 4, 2014

Company	Percentage of Total Holdings
Japan-95 (20 Year Issue) 2.30% (06/20/2027)	0.96%
Kingdom of Denmark 4.50% (11/15/2039)	0.87%

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Company	Percentage of Total Holdings
UK TSY 1% 2017 1.00% (09/07/2017)	0.80%
Japan-328(10 Year Issue) 0.60% (03/20/2023)	0.73%
UK TSY 4 1/2% 2034 4.50% (09/07/2034)	0.70%
Japan (10 Year Issue) 0.80% (09/20/2023)	0.66%
Buoni Poliennali Del Tes 3.50% (11/01/2017)	0.65%
Buoni Poliennali Del Tes 3.50% (06/01/2018)	0.64%
Australian Government 4.25% (07/21/2017)	0.64%
Japan (5 Year Issue) 0.30% (09/20/2018)	0.57%

Fund Country Weights

As of March 4, 2014, the Fund’s three largest country weights are Japan, the United Kingdom and Italy. The following table summarizes the Fund’s holdings in individual countries as of that date.

Top Fund Country Weights as of March 4, 2014

Country	Percentage of Total Holdings
Japan	23.05%
United Kingdom	12.21%
Italy	11.33%
Belgium	4.63%
Netherlands	4.62%
Spain	4.61%
Canada	4.58%
France	4.55%
Germany	4.55%
Austria	4.42%
Australia	4.24%
Mexico	3.66%
Denmark	3.51%
Poland	3.41%
Sweden	3.30%
South Africa	3.20%
European Union	0.10%
United States	0.01%

The information above was compiled from the Series Trust website, without independent verification. Information contained in the Series Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Background on the Barclays Global Ex-US Capped Index

We have derived all information contained in this term sheet regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Barclays, Inc. (“Barclays”). The Underlying Index is calculated, maintained and published by Barclays. Barclays has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index

The Underlying Index is designed to track the fixed-rate local currency government debt of investment grade countries outside of the United States, including both developed and emerging markets. The Underlying Index includes government bonds issued in local currencies by investment grade countries outside of the United States that have a remaining maturity of one year or more and are rated investment grade (Baa3/BBB/BBB-or higher using the middle rating of Moody’s Investors Service, Inc., Standard & Poor’s, Inc. and Fitch Inc., respectively). When a rating from only two agencies is available, the lower is used; when only one agency rates a bond, that rating is used. In cases where explicit bond level ratings may not be available, other sources may be used to classify securities by credit quality. For example, local currency treasury and hard currency sovereign issues are classified using the middle issuer level rating from each agency for all outstanding bonds, even if bond level ratings are unavailable.

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To be included in the Underlying Index, the securities in the Underlying Index must be fixed-rate and principal and interest must be denominated in one of the following eligible currencies:

Americas: CAD, CLP, MXN

EMEA: EUR, GBP, CHF, CZK, DKK, ILS, NOK, PLN, RUB, SEK, TRY, ZAR

Asian-Pacific: JPY, AUD, HKD, KRW, NZD, SGD, MYR, THB

Eligible currencies will not necessarily have debt included in the Underlying Index if no securities satisfy the inclusion rules. New market inclusion is reviewed on an annual basis through the Barclays index governance process. To be considered for inclusion, new market candidates must be investment grade and sufficiently tradable, convertible and hedgeable for offshore investors.

In addition, the securities in the Underlying Index must have certain minimum amounts outstanding, which vary based upon the currency in which the bonds are denominated, as set out below:

Minimum Issue Size	Currencies
300 million	CAD, EUR, CHF, AUD
200 million	GBP
35 billion	JPY
2 billion	DKK, NOK, PLN, ZAR, ILS, HKD, MYR, TRY*
2.5 billion	SEK
10 billion	MXN, CZK, THB
20 billion	RUB*
500 million	NZD, SGD
100 billion	CLP
500 billion	KRW

*Included as of April 2014. Prior to April 2013, non G4 minimums were set by pegging each index-eligible currency to USD (Americas), EUR (EMEA), or JPY (Asia) currency equivalents at the start of each year using FX rates as of previous November month-end.

Original zero coupon issues, globally settled bonds that are denominated in native currency but settle in USD, bullet, putable, sinkable/amortizing and callable bonds, and RUB- and TRY-denominated bonds (as of April 1, 2014) are eligible for inclusion in the Underlying Index.

Debt issued by central governments in non-domestic currencies, inflation-linked bonds, floating-rate issues, private placements, retail bonds, sinkable Russian OFZ bonds issued prior to 2009 and illiquid securities with no available internal or third-party pricing source are excluded from the Underlying Index. United States securities are excluded from the Underlying Index constituents.

The Underlying Index is calculated by Barclays using a modified “market capitalization” methodology. This design ensures that each country represented within the Underlying Index (a “Constituent Country”) is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Underlying Index. Component securities in each Constituent Country are represented in a proportion consistent with their percentage relative to the other component securities in the Constituent Country. Under certain conditions, however, the par amount of a component security within the Underlying Index may be adjusted to conform to Internal Revenue Code requirements.

Construction and Maintenance

After United States securities have been excluded, the Underlying Index is weighted based on the total market capitalization represented by the aggregate component securities within the Underlying Index, subject to the following asset diversification requirements:

•	the market capitalization-based weighted value of any single Constituent Country measured on the last day of a calendar month may not exceed 24.99% of the total value of the Underlying Index; and
•	with respect to 50% of the total value of the Underlying Index, the market capitalization-based weighted value of the constituent countries must be diversified so that no single Constituent Country measured on the last day of a calendar month represents more than 4.99% of the total value of the Underlying Index.

Each month, the percentage of each Constituent Country represented in the Underlying Index will be reduced and the market capitalization-based weighted value of that Constituent Country will be redistributed across the

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Constituent Countries so that they meet the value limits set forth above in accordance with the following methodology:

1.	Each Constituent Country that exceeds 24% of the total value of the Underlying Index will be reduced to 23% of the total value of the Underlying Index and the aggregate amount by which all Constituent Countries exceed 24% will be redistributed equally across the remaining Constituent Countries that represent less than 23% of the total value of the Underlying Index. If as a result of this redistribution, another Constituent Country then exceeds 24%, the redistribution will be repeated as necessary.
2.	With respect to the 50% of the value of the Underlying Index accounted for by the lowest weighted Constituent Countries, each Constituent Country that exceeds 4.8% of the total value of the Underlying Index will be reduced to 4.6% and the aggregate amount by which all Constituent Countries exceed 4.8% will be distributed equally across all remaining Constituent Countries that represent less than 4.6% of the total value of the Underlying Index. If as a result of this redistribution another Constituent Country that did not previously exceed 4.8% of the Underlying Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Underlying Index is accounted for by Constituent Countries representing no more than 4.8% of the total value of the Underlying Index.
3.	The weight of each Constituent Country’s Component Securities will be adjusted to reflect the Component Securities’ weight in the Underlying Index relative to other Component Securities of the same country by applying the same percentage adjustment as applied to its country.

If necessary, this reallocation process may take place more than once per calendar month to ensure that the Underlying Index and the Fund portfolio based upon it conform to the requirements for qualification of the Fund as a regulated investment company.

Rebalancing

Barclays maintains two universes of securities for the Underlying Index: the Returns (Backward) and Statistics (Forward) Universes. The composition of the Returns Universe is rebalanced at each month-end and represents the fixed set of bonds on which index returns are calculated for the next month. The Statistics Universe is a forward-looking projection that changes daily to reflect issues dropping out of and entering the Underlying Index but is not used for return calculations. On the last business day of the month (the rebalancing date), the composition of the latest Statistics Universe becomes the Returns Universe for the following month.

During the month, indicative changes to securities (credit rating change, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected daily in both the Statistics and Returns Universe of the Underlying Index. These changes may cause bonds to enter or fall out of the Statistics Universe of the Underlying Index on a daily basis, but will affect the composition of the Returns Universe at month-end only, when the Underlying Index is next rebalanced.

Intra-month cash flows from interest and principal payments contribute to monthly index returns but are not reinvested at a short-term reinvestment rate between rebalance dates. At each rebalancing, cash is effectively reinvested into the returns universe for the following month so that Underlying Index results over two or more months reflect monthly compounding.

Qualifying securities issued, but not necessarily settled on or before the month-end rebalancing date, qualify for inclusion in the following month’s Underlying Index if required security reference information and pricing are readily available.

Pricing and Timing

All Underlying Index-eligible bonds are priced on a daily basis, according to the following price sources:

•	Americas: Canadian treasuries are priced by Reuters
•	EMEA: Euro treasuries and Sterling gilts are priced daily by Barclays market makers; Non EUR- or GBP-denominated treasuries are priced by a combination of Barclays market makers, third-party sources and exchanges (CHF-denominated bonds only).
•	Asian-Pacific: Japanese government bonds (JGBs) are trader priced daily; non JPY-denominated treasuries are priced using third-party sources on a daily basis.
JPMorgan Structured Investments —	TS-15
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF

Daily pricing will occur at the following times:

•	North American currency bonds: 3pm (New York time)
•	Pan-European currency bonds: 4:15pm (London time); 4pm (London time) for CHF-denominated securities
•	Asian currency bonds: at each local market’s own closing time; 3pm (Tokyo time) for JPY-denominated securities

If the last business day of the month is a public holiday in a major regional market, prices from the previous business day are used to price bonds in the particular market.

Euro treasuries, Sterling gilts and JGBs are priced on the mid side. Non EUR-, GBP- and JPY-denominated treasuries in the Underlying Index are priced on the bid side. T+1 calendar day settlement is used for all bonds. At month-end, settlement is assumed to be the first calendar day of the following month, even if the last business day is not the last day of the month, to allow for one full month of accrued interested to be calculated.

The Underlying Index is a global, multi-currency index that is generated every business day of the year except for January 1, the only holiday common to all regional calendars. During holidays observed by local markets, the Underlying Index will still be generated using prices from the previous business day. FX rates are updated daily using WM Reuters 4pm (London) rates.

Verification

Daily price moves for each security are analyzed and compared with other third-party pricing sources by the Barclays index pricing team to identify outliers. Underlying Index users may also challenge price levels, which are then reviewed and updated as needed using input from various sources.

JPMorgan Structured Investments —	TS-16
Capped Dual Directional Knock-Out Buffered Notes Linked to the SPDR® Barclays International Treasury Bond ETF